EXHIBIT 99.3

On November 8, 2019, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator

Welcome to inTEST Corporation’s 2019 third quarter financial results conference call. At this time all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. At that time if you have a question, you will need to press star, one, on your push-button phone. As a reminder, this conference is being recorded today. A replay will be accessible at www.intest.com. I will now turn the call over to inTEST’s Investor Relations consultant, Laura Guerrant. Please go ahead, Ma’am.

Laura Guerrant

Thank you, Serghei. And thank you for joining us for inTEST’s 2019 third quarter financial results conference call. With us today are Jim Pelrin, inTEST’s President and CEO, and Hugh Regan, Treasurer and Chief Financial Officer. Jim will briefly review the quarter’s highlights as well as current business trends. Hugh will then review inTEST’s detailed financial results for the quarter and discuss guidance for the 2019 fourth quarter. We'll then have time for any questions. If you have not yet received a copy of today's release, a copy can be obtained on inTEST’s website, www.intest.com. In addition to our press release we have issued Supplemental Information in advance of this call, which can be downloaded from our website on the Investor Relations page. The Supplemental Information is offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of the Company’s quarterly results conference call.

Before we begin the formal remarks, the Company’s attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in our press release, such risks and uncertainties include, but are not limited to, indications of a change in the market cycles in the semiconductor and ATE markets or other markets we serve; changes in business conditions and general economic conditions both domestically and globally; changes in the demand for semiconductors, generally; the success of our strategy to diversify our business by entering markets outside the semiconductor or ATE markets; the possibility of future acquisitions or dispositions and the successful integration of any acquired operations; the ability to borrow funds or raise capital to finance major potential acquisitions; changes in the rates of, and timing of, capital expenditures by our customers; progress of product development programs; increases in raw material and fabrication costs associated with our products; and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. Any forward-looking statement made by inTEST during this conference call is based only on information currently available to inTEST and speaks to circumstances only as of the date on which it is made. inTEST undertakes no obligation to update the information in this conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

During today’s call, we will make reference to non-GAAP financial measures. We have provided additional information concerning these non-GAAP measures, including a reconciliation to the directly comparable GAAP measure, in our press release, which is posted on the investor page of our website, www.intest.com.

And lastly, we’ll be attending the LD Micro Main Event Conference in Los Angeles December 10th. We look forward to seeing many of you. And with that, let me now turn the call over to Jim Pelrin. Please go ahead, Jim.

James Pelrin

Thank you, Laura. We’d like to welcome everyone to our 2019 third quarter conference call. As we noted on our last call, we have been referring to our business somewhat differently. It enables us to more crisply define the Company’s product mix and our strategic direction, which encompasses maximizing semi related opportunities as well as growing our semi business outside of semiconductor markets, both organically and through acquisition. Our historical roots are in the more cyclical Semiconductor market (or “Semi” as we refer to it), which is an important part of our business. “Multimarket” refers to the many other large, diversified and growing markets for our precision equipment.

Despite continued challenging headwinds in the sectors we serve, we increased revenues during the third quarter, expanded our gross margin and EBITDA, delivered profitable results, and continued to generate cash. Consolidated net revenues of $14.6 million were up 2% sequentially and within our guidance range. While Semi revenues were down, Multimarket revenues increased over the prior quarter, driven by defense/aerospace as well as industrial customers, serving to reinforce our long-term strategy of building our less volatile, multimarket related revenues. As noted, shipments to Multimarket customers were significantly higher in the third quarter and constituted 51% of net revenues versus 47% in the second quarter. While we of course watch this mix, Multimarket revenue growth is our real goal, regardless of the results from the semi industry.

Gross margin remained strong in spite of semi related weakness, increasing from 47% last quarter to 49% for the 3rd quarter, which was at the high end of our guidance. With our continued focus on operational efficiency as well as cost controls, we delivered net earnings per diluted share of $0.06, also at the high end of our guidance… and additionally, EBITDA grew from $199,000 last quarter to $1.3 million in Q3.

Let’s turn to our two operating segments, beginning with Thermal, which is comprised of two business units, inTEST Thermal Solutions and Ambrell. These two operations are responsible for all Multimarket revenue, as well as important revenue from Semi back-end test and front-end manufacturing.

Q3 Thermal net revenues of $10.6 million were up slightly, as anticipated. Thermal bookings of $9.5 million declined 21% quarter-over-quarter, primarily due to reduced semi related orders.

Otherwise, we are seeing broad technical and geographical interest in our thermal products– which is driving our continued success in Multimarket penetration. Some examples are

●	An OEM customer that was won last year is now placing significant orders for automotive preheating applications, becoming Ambrell’s third largest customer year-to-date.
●

In Q3, a European customer placed additional induction heating orders. This customer provides manufacturing cells for the packaging of personal care products and has placed more orders through the third quarter than it did in the entirety of 2018.

●	In our emerging Chiller business, we also won two new customers, who use our products for chemical extraction for the expanding cannabis industry.

Turning to the EMS Products Segment, which is known for its engineering and problem-solving products in Semiconductor test cell connectivity… EMS is the semiconductor roots of the company. Q3 bookings of $4.3 million increased 13% sequentially, largely due to an uptick in orders for docking products for consumer electronics and mobile applications, including 5G. During the quarter, we received orders from two OEMs, a 5G related docking application and an automotive related manipulator application, further demonstrating our value to the semiconductor related automotive industry. On a year-to-date basis, at the close of Q3 each of these OEMs had exceeded their respective bookings for all of 2018. Overall, EMS net revenues of $4.0 million were up 5% sequentially. The major drivers of the EMS business continue to be automotive, Internet of Things, heavy industrial applications, and consumer electronics, as well as 5G.

Let me close here with a couple of comments and then hand off to Hugh for detailed operating numbers. While revenues increased in the third quarter, the fourth quarter outlook reflects continued global macroeconomic softness and the geopolitical environment. Though there is still considerable end-market uncertainty, we feel confident in our long-term diversification strategy across our divisions.

M&A is, of course, an important component of our growth strategy. We evaluate many opportunities and are determined to make sure that anything we ultimately choose to pursue is aligned with our strategic vision, optimally positions the Company, and is to the benefit of our shareholders. The right long-term outcome requires patience and persistence.

In closing, we continue to strategically expand from our core roots in semiconductors to be a broad-based supplier to multiple growth markets. Our customer base continues to grow, testament to the value of our technologies and the demand for our products. We strive to excel with our capabilities to deliver precision- engineered thermal, mechanical and electronic solutions, and believe we are also well positioned to participate as the semiconductor industry rebounds. And with that I’d like to turn the call over to Hugh.

Hugh Regan, Jr.

Thanks, Jim. In-line with our guidance, third quarter net revenues were $14.6 million, up 2% sequentially, and down 27% vs. the third quarter of 2018.

Third quarter gross margin was 49%, up 2% from 47% reported in the second quarter, reflecting an improved product mix as well as reduced fixed production costs. By closely controlling our fixed production costs, we are able to sustain better margins, even in difficult times.

Selling expense declined to $2.0 million from $2.1 million in the prior quarter, primarily driven by reduced commission expense.

Engineering and product development expense increased to $1.3 million from $1.2 million in the second quarter, a 4% increase, which reflected increased legal costs related to our patents as well as higher levels of spending on product development consultants and materials in both segments.

We saw a significant reduction in the level of our general and administrative expense, with Q3 G&A expense of $3.1 million down $624,000 or 17% from the prior quarter, which included $351,000 of acquisition-related expenses as well as $223,000 of consolidation-related costs. We currently expect G&A expense in the fourth quarter to be in the range of $3.0 million to $3.2 million.

We accrued income tax expense of $147,000 for the third quarter compared to an income tax benefit of $113,000 recorded in the second quarter. Our effective tax rate was 19% in the third quarter compared to 38% in the prior quarter, which had been unusually high, to bring our year-to-date effective tax rate to 18%, approximately the same level we expect our effective tax rate to be for the balance of 2019.

We reported net earnings of $647,000, or $0.06 per diluted share, compared to a net loss of ($187,000) or ($0.02) per diluted share for the second quarter. Diluted weighted average shares outstanding were 10.43 million as of September 30, 2019. During the third quarter, we issued 16,900 shares of restricted stock and repurchased 39,158 shares under our stock repurchase plan, which commenced September 18th.

EBITDA grew from $199,000 in the second quarter to $1.3 million in the third quarter.

Consolidated headcount at the end of September was 207, a reduction of 3 from the level we had at June 30th and down 19 or 8% from the beginning of 2019. The reductions were primarily due to staff attrition, and to a lesser extent were the result of the planned consolidation of Ambrell’s European operations.

I’ll now turn to our balance sheet.

Cash and cash equivalents grew $431,000 sequentially to $8.0 million at September 30 and cash flow from operations for the third quarter was $820,000.

We currently expect cash and cash equivalents to grow in the fourth quarter, excluding the impact of any potential acquisition-related and/or stock buyback activities.

Q3 accounts receivable was essentially flat at $9.2 million and DSO of 58. Inventories increased $538,000 or 7% to $7.7 million at September 30th, which corresponded to 150 days of inventory, which is at the high-end of our normal range.

Capital expenditures declined in the third quarter to $115,000 from $157,000 in the second quarter.

Backlog at the end of September was $8.0 million, down from $8.8 million at June 30, reflecting the reduction in orders in the quarter.

As noted in our earnings release, we expect that net revenues for the fourth quarter ending December 31st will be in the range of $14.0 million to $15.0 million and that on a GAAP basis, net earnings per diluted share will range from $0.04 to $0.08. On a non-GAAP basis, adjusted net earnings per diluted share is expected to be in the range of $0.07 to $0.11. In addition, we currently expect that our fourth quarter gross margin will range from 48% to 49%.

Operator, that concludes our formal remarks. We can now take questions.

QUESTION AND ANSWER SECTION

Operator

Thank you, sir. [Operator Instructions]

And our first question comes from the line of Theodore O'Neill of Litchfield Hills Research. Please go ahead.

Theodore O'Neill

Yes, sure. Good morning and thanks for the good quarter.

Jim Pelrin

Good morning, Theo.

Hugh Regan

Good morning, Theodore.

Theodore O'Neill

Good morning. So, my first question is you can't just put the word cannabis in your press release without giving us a little more detail on what's going on there.

A – Jim Pelrin

Sure. As you're -- we are probably aware there's a very, very large and growing demand for CBD oil - and CBD oil is extracted from hemp. To be clear - not marijuana, but hemp, which is also cannabis. And there -- so there's a fast-growing demand. There are lots of small growers and processors that are popping up, no pun intended, to actually capitalize on this emerging demand. So that's the use.

Theodore O'Neill

And how is it being used? I mean can you give us a little more detail on the product specifically and how it's being used?

A – Jim Pelrin

Well sure. You mean CBD?

Hugh Regan

No the...

Theodore O'Neill

No, no, no CBD. Your equipment.

A – Jim Pelrin

The extraction yes. It's chemical extraction. It's our Chiller product line. It's our emerging Chiller product line. And what happens is they heat the product and then they cool it. And they condense out at specific temperatures the CBD oil. And that's how they are able to capture it.

Theodore O'Neill

So, it's like a still.

A – Jim Pelrin

Well kind of kind of.

Theodore O'Neill

Okay, okay. My other question was about the gross margin which came in better than I would have expected. Can you give us a little more color on other -- which products or customers that help you get a good margin in the quarter?

A – Hugh Regan

Yes. I mean it really was our EMS segment Theo that really had a phenomenal quarter. Component material cost in that segment went from 36% in Q2, declined 31.4% in Q3, primarily due to a very favorable product mix much less manipulators and clearly more docking. In addition, as a result of the improvement in revenue quarter-over-quarter, the slight improvement in revenue for that group, we actually saw a better absorption of fixed manufacturing cost. And that helped their margin in EMS go from 47% to 53% in the quarter, which then had a profound impact on our consolidated margin clearly, as well.

Theodore O'Neill

Okay. Thanks very much.

Jim Pelrin

You’re welcome.

Hugh Regan

Thank you, Theo.

Operator

Our next question comes from Jaeson Schmidt of Lake Street Capital Markets. Please go ahead.

Jaeson Schmidt

Hey, guys. Thanks for taking my questions. Just want a quick question on linearity of orders. And more specifically, when you look at your Q3 combined with your Q4 outlook, do you think any orders were pulled into the Q3 quarter?

A – Jim Pelrin

This is Jim, Jaeson. I don't think so. I think there is -- as we have defined -- described in the past there was some lumpiness to our Multimarket sector with certain orders. As the semiconductor industry begins to emerge, if I can use that expression, from the doldrums - and it's still very sluggish mind you, we are finding that there are -- there is some large orders that are placed in one quarter where they would normally be repeated in the next subsequent quarter and they're not. It's usually perhaps a quarter or two later that they get repeated. And that's -- that really is in reference to certain OEMs. In fact, that's what happened in the second quarter. We received some fairly large orders from three or four different sources in our Thermal group for semi-related orders, and they didn't repeat in the third quarter which is really responsible for the decline in semi-related orders in the third quarter.

Jaeson Schmidt

Okay. That's helpful. And then on operating expenses, how should we look at OpEx ramping or needing to ramp in 2020?

A – Hugh Regan

We're -- it all depends clearly on the slope of business in 2020. At this time we don't see the semi markets expanding significantly. We still think that they're going to be in a weakened state for most of the year as demand starts to grow back. So at this point, I would see OpEx holding at its current levels. And clearly the reduced G&A level that we had guided to I expect to last for the near term.

Jaeson Schmidt

Okay. Perfect. I’ll jump back in the queue. Thank you.

Hugh Regan

Thank you, Jaeson.

Operator

[Operator Instructions]

And our next question comes from Dick Ryan of Dougherty. Please go ahead.

Dick Ryan

Thank you. Say, Jim, you mentioned in EMS kind of business orders relating to 5G. Can you expand on that a little bit? And I know I think last year optical transceivers had a good year. What's the outlook for that as well?

A – Jim Pelrin

Sure Dick. Regarding 5G, that's a very difficult for -- one for us to quantify, because often we don't know, particularly with EMS, we have no idea what our equipment is being used for. We know the tester and we know the peripheral that it's connecting, but we don't know what they're running through there. And occasionally there will be a buy, as what -- and that happened in this past quarter, which we were told was specifically because the customer got an order for -- a large order for 5G related chips. And so, when we get that information, we pass it along, but it's very difficult for us to really quantify 5G -- the totality of 5G specific applications for our product. I -- that's really all I can offer there.

As far as optical transceivers go, that's still -- it's awaiting deployment of 5G, which really hasn't happened. There is still a problem with heat dissipation. Some are going to a silicon photonic technology, which reduces the heat, but that's really in its infancy as far as we can see for optical transceivers for 400G. So, we're continually talking with our transceiver customers. We don't expect any -- we don't know of any large buys that are going to occur in the near future.

Dick Ryan

Okay. Say, Hugh in the Q4, how do you see the Multimarket versus semi mix kind of flip-flop from Q2 to Q3? How do you see that in Q4?

A – Hugh Regan

I would say at this point, we probably see it being consistent with the level that we saw in Q3, and unless we see a significant change on…

A – Jim Pelrin

No. I think Multimarket will exceed semi in Q4.

A – Hugh Regan

All right. So you actually see it right.

A – Jim Pelrin

As it is in Q3.

A – Hugh Regan

Correct. Correct. So, being consistent as I said.

A – Jim Pelrin

Yes.

A – Hugh Regan

Right. Thank you.

Dick Ryan

Okay. And Jim it looks like auto is kind of poking its head back up. Can you talk a little bit what you're seeing on the auto side?

A – Jim Pelrin

Yeah, it is in pockets. There – again, it is almost order driven at our customer level. There are pockets of auto - particularly at the analog and mixed-signal chip testing… there's pockets of it that pop up and we jump all over that. And we often win business there. In general auto is not dead, but it's certainly not as strong as it was last year or the year before. And we don't see -- in the next quarter, we don't see that changing much.

Dick Ryan

Okay. And Hugh, how did the customer concentration look in the quarter?

A – Hugh Regan

Actually, a slight improvement from the prior quarter. Top 10 were 36.2% of business on a year-to-date basis at September 30.

Dick Ryan

Okay.

A – Hugh Regan

And only one customer over 10%. TI is normal for us at 11%.

Dick Ryan

Yeah. Okay. Great. Thank you.

Hugh Regan

You’re welcome.

Jim Pelrin

Thanks, Dick.

Hugh Regan

Thanks, Dick.

Operator

Thank you. As there are no further questions in the queue, I would like to turn the call back over to Mr. Pelrin for any additional or closing remarks.

Jim Pelrin

Well, thank you for your interest in inTEST. We look forward to updating you on our progress when we report our fourth quarter results. Operator, this concludes the call.

Operator

Thank you, sir. That will conclude today's conference call. Thank you for your participation ladies and gentlemen. You may now disconnect.

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